Exhibit 4.2.1

         On April 9, 1999, the Board of Directors of Balchem Corporation (the "Corporation") adopted the following resolution providing for the amendment of the Corporation's 1994 Incentive Stock Option Plan, as amended, as set forth therein:

         "Amendment to 1994 Incentive Stock Option Plan

                  RESOLVED, that the Corporation's 1994 Incentive Stock Option Plan, as amended (the "ISO Plan"), is hereby amended by deleting
         Section 16 thereof in its entirety and replacing it with a new Section 16, as set forth below, and, except as amended hereby, the ISO Plan shall continue in full force and effect; provided, that such amendment shall only become effective if the stockholders of the Corporation fail to approve the 1999 Stock Plan at the Corporation's 1999 Annual Meeting of Stockholders on June 25, 1999 (and not on any later date), in which case such amendment shall be deemed effective as of the date hereof:

                           16.  Effective  Date and  Termination  Date;  Certain
                  Further Limitations. The Plan shall become effective on the date (the "Effective Date") it is approved by affirmative vote of the holders of a majority of the outstanding Common Stock. Except as to options previously granted and outstanding under the Plan, the Plan shall terminate at midnight on the date immediately before the seventh anniversary of the Effective Date, and no option shall be granted after that time. Notwithstanding anything in the Plan to the contrary, the number of shares of Common Stock issuable upon the exercise of options granted under the Plan during any one year commencing with the fifth anniversary of the Effective Date shall not exceed more than 5% of the outstanding Common Stock, and the number of shares of Common Stock issuable upon the exercise of options granted under the Plan on or after such fifth anniversary shall not exceed, in the aggregate, more than 10% of the outstanding Common Stock (all as determined in accordance with Section 711(b)(ii) of the American Stock Exchange Company Guide)."